Exhibit 99.1

Investor Contact:	Media Contact:
Quintin Lai	Michele Pelkowski
Vice President, Investor Relations	Vice President, Global Communications
+1-610-594-3318	+1-610-594-3054
Quintin.Lai@westpharma.com	Michele.Pelkowski@westpharma.com

West Announces Increase to Fourth-Quarter 2020 Dividend

Exton, PA, October 28, 2020 — West Pharmaceutical Services, Inc. (NYSE: WST), a global leader in innovative solutions for injectable drug administration, announced today that the Company's Board of Directors has approved a fourth-quarter 2020 dividend of $0.17 per share, a 6.25% increase over the $0.16 per share declared for each of the four preceding quarters. This is the twenty-eighth consecutive annual increase in the Company’s dividend. The dividend will be paid on November 18, 2020, to shareholders of record as of November 11, 2020.

About West
West Pharmaceutical Services, Inc. is a leading manufacturer of packaging components and delivery systems for injectable drugs and healthcare products. Working by the side of its customers from concept to patient, West creates products that promote the efficiency, reliability and safety of the world's pharmaceutical drug supply. West is headquartered in Exton, Pennsylvania, and supports its customers from locations in North and South America, Europe, Asia and Australia. West's 2019 sales of $1.84 billion reflect the daily use of more than 100 million of its components and devices, which are designed to improve the delivery of healthcare to patients around the world.

All trademarks and registered trademarks used in this release are the property of West Pharmaceutical Services, Inc. or its subsidiaries, in the United States and other jurisdictions, unless otherwise noted.